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                         DATED MARCH 15, 2000


                        THE WEB FACTORY LIMITED                           (1)


                                 and


                        CASTLEGATE 133 LIMITED                            (2)



                                 and


                  TELTRAN INTERNATIONAL GROUP LIMITED                     (3)


                                 and


                            DATATEC LIMITED                               (4)



                   AGREEMENT FOR THE SALE AND PURCHASE
            OF PART OF THE BUSINESS OF THE WEB FACTORY LIMITED



Browne Jacobson
44 Castle Gate
Nottingham
NG1 7BJ

Telephone: (0115) 9766000
Fax: (0115) 947 5246
DX: 718130, Nottingham 27
Email : info@brownej.co.uk


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                                      Index

         Clauses

1.       Interpretation
2.       Sale and purchase
3.       Consideration
4.       Completion
5.       Further assurances
6.       Name
7.       Warranties
8.       Restrictive covenants
9.       Book debts
10.      Contracts and other obligations
11.      Assignment and novation of contracts
12.      Apportionments
13.      Employees
14.      Future trading
15.      Value added tax
16.      Guarantee
17.      Costs
18.      Announcements
19.      Notices
20.      General
21.      Governing law
22.      Entire Agreement

Schedules

1        Allocation of consideration
2        Warranties
3        Escrow Account
4        Software Specification

Documents in Agreed Form

Assignments of:

        Trademarks
        Goodwill and Software
Release of Encumbrances
Licence
Debenture
Disclosure Letter
Notice of Assumption of Contracts
Opinion Letter

Date:   March 15, 2000

Parties:

(1) THE WEB FACTORY LIMITED (company number 03096331) whose registered office is at APV Building Speedwell Road,


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        Parkhouse Industrial Estate East Newcastle, Staffordshire ST6 5RG (the
        "Vendor")

(2) CASTLEGATE 133 LIMITED (company number 3897137) whose registered office is at 44 Castle Gate, Nottingham NG1 7BJ (the "Purchaser")

(3) TELTRAN INTERNATIONAL GROUP LIMITED incorporated in Delaware, whose registered office is at One Penn Plaza, New York, New York, 10019 (the "Guarantor")

(4) DATATEC LIMITED a company incorporated in South Africa of Building 8, Harrowdene Office Park, Western Services Road, Woodmead, Gauteng, South Africa ("Datatec")

IT IS AGREED as follows:

1       Interpretation

In this Agreement:

        1.1 the following words and expressions shall have the following meanings:

               Expression                 Meaning
               ----------                 -------
               "Accounts Date"            31 March 1999

               "Assets"                   the assets bought and sold pursuant to
                                          clause 2.1

               "Assumed Employees"        those employees employed in the
                                          Business as at the Transfer Date whose
                                          names are set out in section 11 of the
                                          Disclosure Bundle

               "Book-Debts"               all book and other debts owed to the
                                          Vendor in respect of the Business as

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                                          at the Transfer Date, details of which
                                          are included in Section 3 of the
                                          Disclosure Bundle

               "Business"                 the business of supplying Internet
                                          network and related services including
                                          supply of connectivity, hosted
                                          services, managed network services,
                                          messaging (comprising the internet
                                          connection equipment and related
                                          software and the contracts and other
                                          assets used in relation thereto) and
                                          the provision of associated financial
                                          software (including the Financial
                                          Software) carried on under the name
                                          "The Web Factory", "PDM", "PDM 2000",
                                          "ShareTracker", and "Key Financial" by
                                          the Vendor (other than to the extent
                                          relating to the Retained Business save
                                          as otherwise specified in this
                                          definition) but excluding for the
                                          avoidance of doubt internet protocol
                                          software application development and
                                          web site integration and design other
                                          than in respect of the Financial

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                                          Software

               "Business Accounts Date"   31 December 1999

               "Business Accounts"        the unaudited management accounts of
                                          the Business for the period from 1st
                                          April 1999 to the Business Accounts
                                          Date in the form set out in Section 10
                                          of the Disclosure Bundle

               "Business                  Day" a day (other than a Saturday) on
                                          which banks are open for the
                                          transaction of all normal sterling
                                          banking business in the City of London

               "Claims" all rights of the Vendor at the Transfer Date in relation to any of the Plant and any liabilities assumed or incurred by the Purchaser as a result of this Agreement (including, without limitation, such rights under any warranties, guarantees, indemnities (in each case whether express or implied) or insurance policies)

               "Clearing Bank"            a bank which is a member of CHAPS and
                                          Town Clearing Company Limited

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               "Companies Act"            the Companies Act 1985

               "Completion"               completion of the sale and purchase of
                                          the Business and Assets in accordance
                                          with clause 4

               "Computer System"          all computer hardware, software (to
                                          the extent used in the operation of
                                          the hardware (excluding for the
                                          avoidance of doubt the Financial
                                          Software and any software relating to
                                          the black website) and networks
                                          comprised in the Business including
                                          all arrangements relating to the
                                          provision of maintenance and support,
                                          security, disaster recovery,
                                          facilities management bureau and
                                          on-line services to the Business as
                                          are included in the Business

               "Consideration"            the aggregate consideration specified
                                          in clause 3 for the Assets

               "Contracts"                those orders or contracts entered into
                                          on or prior to the Transfer Date by or
                                          on behalf of the Vendor in connection
                                          with the Business which remain as at
                                          the Transfer Date (in whole or in
                                          part) to be

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                                          performed by the Vendor to the extent
                                          the terms of such Contracts have been
                                          fairly disclosed in the Disclosure
                                          Letter or the Purchaser has given
                                          notice to the Vendor that such
                                          Contracts are to be assumed for the
                                          purposes of this Agreement

               "Disclosure                Letter" the letter (together with any
                                          schedules, appendices and annexures
                                          specified in it (the "Disclosure
                                          Bundle")) in the Agreed Form and
                                          expressed to be the Disclosure Letter

               "Domain Names"             the domain names listed in section 22
                                          of the Disclosure Bundle

               "Encumbrance"              any claim, charge, lien, pledge,
                                          encumbrance, equity or third party
                                          right affecting property

               "Escrow Account"           as defined in Schedule 3

               "Excluded Assets"          any and all assets or rights and the
                                          benefit of any claims consisting of or
                                          comprised in:

                                          (a)     the Vendor's cash in hand and
                                                  at bank;

                                          (b)     the Statutory Books of the
                                                  Vendor;

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                                          (c)     without prejudice to the
                                                  obligation of the Vendor to
                                                  account for prepayment
                                                  pursuant to clause 12.1, all
                                                  debts owing to the Vendor
                                                  including the Book Debts;

                                          (d)     all freehold and leasehold
                                                  property;

                                          (e)     the styles and designations
                                                  "TWF" and "TWF Corporate
                                                  Solutions" and associated
                                                  goodwill;

                                          (f)     all insurance policies;

                                          (g)     the three servers detailed at
                                                  section 7(1.1.3) of the
                                                  Disclosure Letter

                                          (h)     the  telephone   number  01782
                                                  858585   and   the   facsimile
                                                  number 01782 858586

                                          (i)     the agreements referred to at
                                                  Section 1 of the Disclosure
                                                  Bundle

                                          (j)     for the avoidance of doubt and
                                                  without

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                                                  limitation any software (other
                                                  than Financial Software and
                                                  any software used to operate
                                                  the Computer System or
                                                  relating to the black website)
                                                  developed by the Vendor
                                                  including, but not limited to,
                                                  "PIMS", "Wombat",
                                                  "e-commerceshop" and "image
                                                  library"

                                          (k)     any and all other assets of
                                                  the Vendor not exclusively
                                                  used in the Business

               "Financial Software"       the software known as "ShareTracker"
                                          and "PDM" the specification for each
                                          of which is set out in Schedule 4

               "Goodwill"                 the goodwill relating to the Business
                                          as at the Transfer Date together with
                                          the exclusive right for the Purchaser
                                          or its assignee to represent itself as
                                          carrying on the Business as a going
                                          concern in succession to the Vendor
                                          together with the trade names "The Web
                                          Factory" and "Key Financial" and the

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                                          product names "ShareTracker" and "PDM"
                                          and "PDM2000" and all other trade
                                          names associated with the Business
                                          excluding "TWF" and "TWF Corporate
                                          Solutions" and the benefit of all
                                          outstanding enquiries and negotiations
                                          to the extent they relate to the
                                          Business

               "holding company"          the meaning given in section 736 of
                                          the Companies Act

               "ICTA"                     Income and Corporation Taxes Act 1988

               "Intellectual              those of the following which are used
               Property Rights"           exclusively in the Business as at the
                                          Transfer Date:

                                          (a)     all and any rights in patents,
                                                  petty patents, utility models,
                                                  trade or service marks
                                                  (whether registered or
                                                  unregistered), trade names,
                                                  copyrights (including
                                                  copyright in computer
                                                  software), registered designs,
                                                  unregistered design rights,
                                                  applications for any

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                                                  of the foregoing and the right
                                                  to apply for any of the
                                                  foregoing in any part of the
                                                  world and all or any other
                                                  intellectual property whether
                                                  or not registered or capable
                                                  of registration.

                                          (b)     in whatsoever medium held:
                                                  know-how, information,
                                                  designs, formulae, source
                                                  codes, specifications,
                                                  drawings, data, instruction
                                                  manuals, service records and
                                                  components lists relating to
                                                  the Business including the
                                                  Software and the Domain Names
                                                  and all web sites relating to
                                                  the Business including the
                                                  "Black Web Site", "PDM 2000",
                                                  "ShareTracker" and "Key
                                                  Financial" (excluding the TWF
                                                  web site)

               "Interest Rate"            4% above the base rate from time to
                                          time of National Westminster Bank

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                                          plc

               "Liabilities"              all liabilities and obligations (past
                                          present and future) of the Vendor
                                          which are not expressly assumed by the
                                          Purchaser hereunder including any
                                          guarantees warranties or obligations
                                          in respect of services provided prior
                                          to the Transfer Date

               "Licence"                  the licence to occupy the Premises in
                                          the Agreed Form

               "Plant" all the fixed and moveable plant, tooling, machinery, equipment and tooling, computer and communication hardware used or intended for use exclusively in the Business as at the Transfer Date included in the list set out in section 5 of the Disclosure Bundle

               "Premises"                 the premises detailed in the Licence

               "Purchaser's Group"        any company other than the Purchaser
                                          which at the relevant time is or was:

                                          (a)     a holding company of the
                                                  Purchaser;

                                          (b)     a subsidiary of any

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                                                  such holding company; or

                                          (c)     a subsidiary of the Purchaser

               "Purchaser's Solicitors"   Browne Jacobson, 44 Castle Gate,
                                          Nottingham NG1 7BJ

               "Records"                  in whatsoever medium held:

                                          (a)     all documents, papers and
                                                  records (excluding VAT
                                                  records) relating exclusively
                                                  to the Business, the Assets
                                                  and the Assumed Employees;

                                          (b)     information exclusively
                                                  relating to the management,
                                                  administration and running of
                                                  the Business;

                                          (c)     all marketing information
                                                  exclusively relating to the
                                                  Business and Assets including,
                                                  without limitation, copies of
                                                  lists of customers, suppliers,
                                                  potential customers, contacts,
                                                  and catalogues, advertising
                                                  and

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                                          promotional material

               "Regulations"              Transfer of Undertakings (Protection
                                          of Employment) Regulations 1981

               "Retained Business"        the business of electronic business
                                          application consultancy and software
                                          design and applications and computer
                                          hardware sales (other than to the
                                          extent relating to the Business)
                                          carried on by the Vendor

               "Retained Employees"       any persons other than the Assumed
                                          Employees who are or have been engaged
                                          in the Business

               "Software"                 all software owned or used by the
                                          Vendor exclusively in the Business
                                          including the Financial Software

               "Subsidiary"               the meaning given in section 736 of
                                          the Companies Act

               "Transfer Date"            the date upon which Completion takes
                                          place

               "Vendor Accounts"          the audited accounts of the Vendor
                                          comprising the balance sheet as at,
                                          and the profit and loss account for
                                          the two financial years ended on, the
                                          Accounts Date together

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                                          with the directors' report, the
                                          auditors' report, cash flow statements
                                          and notes together with the management
                                          accounts of the Vendor for the period
                                          from the Accounts Date and ending on
                                          31 December 1999 in each case in the
                                          form as attached as section 25 of the
                                          Disclosure Bundle

               "Vendor's Group"           any company other than the Vendor
                                          which at the relevant time is or was:

                                          (a)     a holding company of the
                                                  Vendor;

                                          (b)     a subsidiary of any such
                                                  holding company; or

                                          (c)     a subsidiary of the Vendor

               "Vendor's Solicitors"      Kent Jones and Done of Churchill
                                          House, Regent Road, Stoke-on-Trent SR1
                                          3RG

               "Warranties"               the warranties, representations and
                                          undertakings set out in clause 7 and
                                          Schedule 2

        1.2 section 839 ICTA applies as it applies in that Act to determine whether one person is connected with another;

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        1.3     any reference to a person shall be construed to include a
                reference to a body corporate, unincorporated association or a partnership;

        1.4 headings used in this Agreement are for convenience only and shall not affect its construction;

        1.5 whenever a document is referred to in this Agreement as being "in the Agreed Form" it shall be in the form agreed between the parties and initialled by the Purchaser's Solicitors and the Vendor's Solicitors by way of identification;

        1.6 references to statutory provisions shall be construed as including:

                1.6.1 references to the provisions of any earlier statute which are directly or indirectly amended, consolidated or re-enacted by such provisions; and

                1.6.2 references to those provisions as amended or re-enacted or modified from time to time;

        1.7 in construing this Agreement the interpretation of general words shall not be restricted by being followed by words indicating a particular class of acts, matters or things or being followed by particular examples.

2       Sale and Purchase

        2.1 The Vendor shall sell and the Purchaser shall purchase as a going concern with effect from the close of business on the Transfer Date:

                2.1.1   the Claims;

                2.1.2   the Computer System;

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                2.1.3   the benefit (subject to the burden as provided in clause
                        10) of the Contracts;

                2.1.4   the Plant;

                2.1.5   the Goodwill;

                2.1.6 the Intellectual Property Rights (other than the Financial Software);

                2.1.7   the Records;

                2.1.8   the Financial Software; and

                2.1.9 all other assets of whatever nature which are owned by the Vendor and which are used exclusively in or are connected with the Business but excluding for the avoidance of doubt and without limitation the Excluded Assets.

        2.2 The Assets shall be sold with full title guarantee and free from any Encumbrance and with all accrued benefits and rights attaching to them.

3       Consideration

        3.1 Subject to clause 3.4, the Consideration shall be (pound)3,000,000 which shall be apportioned among the Assets as set out in Schedule 1.

        3.2 Subject to clause 3.4, the Consideration shall be paid in cash as follows:

                3.2.1   (pound)750,000 on Completion;

                3.2.2 as to the balance by three instalments of (pound)750,000 on each of 30 April 2000, 31 August 2000 and 31 December 2000 (the "Deferred Consideration").

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                by way of a CHAPS transfer from a clearing bank to the client account of the Vendor's Solicitors with National Westminster Bank plc Sort Code 01-03-69, account number 06487513, or by such other method as may be agreed by the parties.

        3.3 The Vendor's Solicitors are authorised to receive the consideration on behalf of the Vendor and payment to the Vendor's Solicitors will be a good and sufficient discharge to the Purchaser who need not be concerned to enquire as to the application of any monies so paid.

        3.4 If the Purchaser serves notice on the Vendor of a claim under this Agreement whilst monies are still outstanding under clause
                3.2.2 (for the avoidance of doubt, after account being taken of the limitations in clause 7), the Purchaser shall be entitled to pay a part of such sum not exceeding the amount specified in such notice being a bona fide estimate of the amount of the claim into a retention account in accordance with the terms of
                Schedule 3.

        3.5 If any part of the Deferred Consideration or any other monies payable by any party to any other party under this Agreement are not paid on the due date for payment (and in respect of a successful claim for an unliquidated sum by either party then the due date for payment shall be deemed to be 30 days after written notice of the claim is served on the other party), the defaulting party or parties shall pay interest on the amount outstanding calculated on a daily basis at the Interest Rate (after as well as before judgment) from the due date of payment until the actual date of payment provided that any monies in the Escrow Account shall only accrue interest at the rate payable on such account

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        3.6     If any part of the Deferred Consideration is not paid (whether to the Vendor or into the Escrow Account) within 30 days of the due date for payment then the covenants set out in clauses 8.1 and 8.3 and the restriction on use of confidential information (as opposed to disclosure thereof) in clause 8.2 of this Agreement shall cease to apply

4       Completion

        The sale and purchase of the Assets and the Business shall be completed at the offices of the Vendor's Solicitors immediately after both the signing and exchanging of this Agreement, when:

        4.1 the Vendor shall deliver or procure delivery to the Purchaser of:

                4.1.1 all of the Assets which can be transferred by delivery and shall permit the Purchaser to take possession of such Assets;

                4.1.2 duly executed assignments of such of the Intellectual Property Rights in the Agreed Form as the Purchaser shall direct and all documents of title, licences, agreements and other documents relating to the Intellectual Property Rights;

                4.1.3 a duly executed assignment of the Goodwill in the Agreed Form;

                4.1.4   the Licence;

                4.1.5 the Records and all media in which they are stored (subject to clause 4.3);

                4.1.6 certified copies of duly executed releases in respect of the Assets in the Agreed Form by National Westminster Bank of its fixed and floating charge dated 15th December 1998 and a

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                        fixed and floating charge in favour of Datatec dated
                        17th February 1998

                4.1.7 a duly passed resolution of the members of the Vendor making the name change referred to in clause 6; and


                a duly passed board minute (or certified copy) of the Vendor and Datatec in the Agreed Form

        4.2 the Purchaser shall pay that part of the Consideration due under clause 3.2.1 and deliver to the Vendor

                4.2.1 a duly passed board minute (or certified copy) of the board of directors of each of the Purchaser and the Guarantor in the Agreed Form and

                4.2.2   a duly executed counterpart of the Licence

                4.2.3   a duly executed debenture in the Agreed Form

                4.2.4 an opinion letter of the Guarantor's Counsel in the Agreed Form and certified copies of any authorities pursuant to which this Agreement is executed on behalf of the Guarantor

                4.2.5 a notice given by the Purchaser to the Vendor in the Agreed Form for the purpose of clause 10.1.

        4.3 If and to the extent the Vendor is unable to deliver any part of the Records relating to title in the Assets at Completion the Vendor shall deliver such records as it has relating thereto as soon as practicable after Completion.

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5       Further assurances

The Vendor shall at the request of the Purchaser at any time after Completion execute or procure the execution of such documents or procure the doing of such acts and things as the Purchaser may be necessary for the vesting of the Assets in the Purchaser or otherwise giving the Purchaser the benefit of all the provisions of this Agreement and without limitation the Vendor shall make available on request to the Purchaser such of the Excluded Assets as may be necessary to deliver the Financial Software.

6       Names

        6.1 The name of the Vendor shall be changed to Logical e business Solutions Limited and the Vendor and Datatec undertake to the Purchaser that it shall not and shall procure that no member of the Vendor's Group shall in connection with the business carried on by it (other than as agent for or pursuant to any agreement or arrangement with the Purchaser), use the name(s) "The Web Factory" "Key Financial" "ShareTracker" or "PDM" or "PDM2000" or any trade names used in the Business or any colourable imitation of or any names or words similar to or likely to be confused with such names after Completion provided always that the Purchaser acknowledges and agrees that following Completion the Vendor shall be entitled to trade under and use the names and style "TWF" and "TWF Corporate Solutions".

        6.2 Notwithstanding the sale of the Goodwill pursuant to this Agreement the Purchaser undertakes that it shall not and the Guarantor undertakes to procure that no member of the Purchaser's Group registered in the UK shall at any time within 1 year of the date of this Agreement, use the name "The Web Factory" or "Web Factory" (the "restricted name") as its corporate

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                name provided that for the avoidance of doubt the Purchaser and any member of the Purchaser's Group may (a) trade using the restricted name or (b) have the restricted name as part of its corporate name when used with another word distinguishing the corporate name from the restricted name and (c) the Purchaser's Group may have a dormant subsidiary registered in the UK as "The Web Factory Limited".

        6.3 Notwithstanding any other provision of this Agreement the Purchaser undertakes to the Vendor that that it shall not use or distribute any catalogues advertising and promotional materials included in the Records which carry any logo (including without limitation "DataTec" "Logical" "IT IQ" and "Westcon") or name indicating any connection with the Vendor's Group or otherwise use any such logo following the Transfer Date.

7       Warranties

        7.1 Subject to clause 7.2, the Vendor warrants and represents to the Purchaser in the terms of the Warranties.

        7.2 The Purchaser shall not be entitled to claim that any fact or combination of facts contrary to any of the Warranties constitutes a breach of any of the Warranties if and to the extent that such fact or combination of facts has been fairly disclosed in the Disclosure Letter.

        7.3 Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Vendor undertakes to the Purchaser that if any of the Warranties set out in paragraphs 1.1.3 and 1.1.4 of Schedule 2 is proved to be untrue or misleading and the amount of all such claims of the Purchaser exceeds (pound)15,000 the

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                Vendor will pay to the Purchaser an amount necessary to put the
                Business into the position which would have existed if the Warranties had been true or not misleading but if the amount of such liability (aggregated with liability in respect of any other relevant claim or claims) exceeds such sum the Vendor shall be liable for the whole amount of such liability and not merely for the excess.

        7.4 The Vendor agrees that the amount of the Purchaser's claim shall not be limited by reference to the way the Consideration is apportioned amongst the Assets in Schedule 1.

        7.5 Each of the Warranties shall be construed as a separate and independent Warranty and (save where expressly provided to the contrary in this Agreement) shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

        7.6 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information and belief (or similar expression) of the Vendor, the Vendor is deemed to have such knowledge, information and belief which the Vendor would have had if it had made all due and careful enquiries of the directors of the Vendor (other than Patricia Morris, Alan Harvey and Simon Griffiths) and Andrew Morphet into the subject matter of that Warranty.

        7.7 Notwithstanding the other provisions of clause 7,(other than clause 7.3 in respect of which this clause shall not apply) the Vendor shall be under no liability to make any payment in satisfaction of any relevant claim unless the amount of such liability (when aggregated with the Vendor's liability in respect of any other relevant claim or claims or which could have been made but for this clause 7.7) is in excess of (pound)75,000 but if the amount of such liability (aggregated with liability in respect of any other relevant claim or claims) exceeds such sum the Vendor shall be liable for the whole amount of such liability and not merely for the excess.

        7.8 Notwithstanding the other provisions of this clause 7 the Vendor shall not be under any liability to make any payment in satisfaction of any relevant claim unless:

                7.8.1 written particulars (giving details of the specific matter in respect of which such claim is made and including a bona fide pre-estimate of the amount claimed in respect of the relevant claim) shall have been given to the Vendor; and

                7.8.2 such particulars are given on or before the 30 June 2001 ;and

                7.8.3 proceedings in respect of any breach so notified are commenced (by the issue and service of proceedings) within six months of such notification unless such claim has been settled within such six month period.

        7.9 The total liability of the Vendor in respect of relevant claims shall not exceed (pound)3,000,000 (including any monies in respect of which setoff is exercised)

        7.10 Any liability of the Vendor in respect of a relevant claim which is agreed by the Vendor or otherwise determined shall be paid or settled on a pound for pound basis:-

                7.10.1 first by deduction from any part of the Deferred Consideration which has not at the time of such agreement or determination been paid to the Vendor or into the Escrow Account (which shall be applied against the amount of the Deferred Consideration first falling due);

                7.10.2 second by payment from any funds standing to the credit of the Escrow Account; and

                7.10.3  thirdly, by payment of the balance by the Vendor.

        7.11 No right of recision shall be available to the Purchaser by reason of any breach of the Warranties.

        7.12    The Vendor shall not be liable for any breach of the Warranties:

                7.12.1 to the extent that the amount of the relevant claim is provided for or reserved for on the face of the Business Accounts (and for this purpose any general provisions may be utilised against all claims of that type) or is included in calculating the balance to be paid pursuant to clause 12 (apportionments);

                7.12.2 to the extent that a relevant claim arises wholly or partly as a result of the passing of an enactment or other governmental regulation following Completion;

                7.12.3 to the extent that the amount of the relevant claim has been or is made good or is otherwise compensated for by a third party without cost to the Purchaser;

                7.12.4 to the extent that the amount of the relevant claim is recovered by the Purchaser by insurance (except to the extent of any losses or liabilities arising by the making of such relevant claim);

                7.12.5  in respect of the Warranties at paragraphs 1.1.5, 5.3 -
                        5.7 (inclusive), 5.9, 5.10, 11.1 -

                        11.5 (inclusive), 11.7, 16.1 ,16.2 and 19 of Schedule 2
                        in respect of any fact or circumstance known to either Alan Harvey or Patricia Morris unless such fact or circumstance is within the knowledge, information or belief of the Vendor as defined in clause 7.6.

        7.13 The Purchaser shall not be entitled to claim more than once in respect of the same loss or damage.

        7.14 The Purchaser shall take all such reasonable actions as the Vendor may reasonably request to avoid dispute, resist, compromise, defend or appeal any claims against the Purchaser giving rise to the relevant claim but subject to being indemnified and secured by the Vendor (in respect of the relevant claim and all liabilities, costs and expenses arising in connection therewith) to the reasonable satisfaction of the Purchaser and (whether or not such action is requested) the Purchaser shall not make any admission of liability, agreement or compromise in respect of such claim or otherwise settle such claims without giving notice to and (so far as reasonably practicable) consulting with the Vendor.

        7.15 Where the Purchaser is entitled to recover any sum from some other person, firm or company in respect of any matter giving rise to a relevant claim under this Agreement, the Purchaser shall take all reasonable steps to enforce such recovery subject to being indemnified and secured by the Vendor in respect of the relevant claim and all liabilities, costs and expenses arising in connection therewith to the reasonable satisfaction of the Purchaser and shall account to the Vendor for any amount by which the relevant claim is reduced by the amount so recovered (not exceeding any amount paid by the Vendor in respect of the relevant claim) after deducting all costs and expenses incurred by the Purchaser in connection therewith.

        7.16 The Purchaser shall reimburse to the Vendor an amount equal to any sum paid in respect of any relevant claim which is subsequently recovered by or paid to the Purchaser by any third party less any costs and expenses incurred by the Purchaser in connection therewith.

        7.17 Any amount paid or otherwise satisfying a relevant claim by the Vendor under this Agreement shall be treated as a reduction in the Consideration

        7.18 Nothing in this clause 7 shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it in respect of a relevant claim.

        7.19 The Purchaser shall give to the Vendors 7 days notice in writing of any action which it intends to take in relation to the Business which is outside the ordinary course of the Business after the Transfer Date and where the Purchaser knows that a relevant claim will arise as a result of such action provided that any failure to do so shall not limit the relevant claim except to the extent the liability of the Vendor is increased by the Purchaser's failure to give notice.

        7.20    None of the Warranties are given in relation to the "Black Web
                Site".

        7.21 In this Agreement "relevant claim" means any claim which is made against the Vendor in respect of any liability under the Warranties.

        7.22 The provisions of clause 7.8 to 7.20 shall not apply to limit or exclude the liability of the Vendor to the extent that any claim arises by reason of any fraud, dishonesty or wilful misstatement or omission by or on behalf of the Vendor.

8       Restrictive covenants

        8.1 For the purpose of assuring to the Purchaser the full benefit of this Agreement and in consideration of the agreement of the Purchaser to buy the Assets on the terms of this Agreement, the Vendor undertakes to the Purchaser that without the written consent of the Purchaser the Vendor shall not whether directly or indirectly and whether alone or in conjunction with, or on behalf of any other person and whether as partner, shareholder, director, manager, consultant, agent or employee or in any other capacity whatsoever:

                8.1.1 for a period of 2 years immediately following the Transfer Date, canvass or solicit orders or facilitate the canvassing of or the soliciting of orders from any person who at any time during the 6 months immediately preceding the Transfer Date was:

                        8.1.1.1 a customer or client of the Business; or

                        8.1.1.2 negotiating for the supply by the Business of
                                goods or services,

               where the orders are for goods or services which are competitive with those supplied by the Business at any time during the 6 months immediately preceding the Transfer Date;

                8.1.2 for a period of 2 years immediately following the Transfer Date, accept the custom of any person who at any time during the 6 months immediately preceding the Transfer Date was:

                        8.1.2.1 a customer or client of the Business; or

                        8.1.2.2 negotiating with the Business for the supply by
                                the Business of goods or services,

               where the custom involves the supply of goods or services which are competitive with those supplied by the Business at any time during the 6 months immediately preceding the Transfer Date;

                8.1.3 for a period of 2 years immediately following the Transfer Date, canvass, solicit or entice away from the Business any supplier to the Business who had supplied goods and/or services to the Business at any time during the 6 months immediately preceding the Transfer Date if such solicitation or enticement causes or would cause such supplier to cease supplying, or materially to reduce its supply of, those goods and/or services to the Business;

                8.1.4 for a period of 2 years immediately following the Transfer Date (save as the holder of shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 5 per cent of the votes which could be cast at a general meeting of the company concerned) carry on any trade or business which provides internet access or any product competitive with the Financial Software within the United Kingdom (provided that nothing in this clause
                        8.1.4 shall preclude or prevent any member of the Vendor's Group (other than the Vendor) providing internet access).

                8.1.5 for a period of 2 years immediately following the Transfer Date, canvass, solicit or entice away from the Business any Assumed Employee who was employed in a managerial, supervisory, technical, sales or administrative post or any person who was a consultant to, the Business at the Transfer Date or at any time during the period of one month immediately preceding the Transfer Date;

                8.1.6 attempt, or knowingly assist or procure any other person, to do any of the foregoing things.

        8.2 The Vendor undertakes to the Purchaser that (save as required by law or to the extent necessary to comply with the regulations of any stock exchange or regulated market on which the shares of any of the Vendor's Group are or are to be quoted or listed but, in each case, only after reasonable notification of such proposed disclosure has been given to the Purchaser) the Vendor shall not divulge or communicate to any other person (other than to any employee of the Vendor or any Assumed Employee who needs that knowledge in the discharge of duties) such information in relation to the Business or as is contained in the Records which is confidential, shall not use or attempt to use any such information for the Vendor's or their own benefit or for the benefit of any other person and shall use all reasonable endeavours to prevent the publication or disclosure of any such information provided that the Vendor shall be entitled to use for its own benefit any information which relates to the Retained Business.

        8.3 In consideration of the Purchaser entering in to this Agreement, Datatec undertakes to the Purchaser that without the written consent of the Purchaser, Datatec shall not and shall procure that no member of the Vendor's Group shall, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as partner, shareholder, director, manager, consultant, agent or employee or in any other capacity whatsoever act contrary to the provisions of clause 8.2 (on the basis that such sub-clause was set out in this clause).

        8.4 The Vendor and Datatec acknowledge that each of the undertakings contained in clauses 8.1, 8.2 and 8.3 is reasonable and for the proper protection of the Business and further acknowledges that damages may not be an adequate remedy to the Purchaser for breach of those undertakings.

        8.5 The restrictions on the Vendor contained in clause 8.2 above shall not apply to any information which is or becomes generally available to the public on a non-confidential basis through no act or default on the part of the Vendor.

        8.6 Each undertaking contained in clauses 8.1, 8.2 and 8.3 shall be construed as a separate undertaking and if any one or more of such undertakings or any part of an undertaking is held to be against the public interest or unlawful or in any way as an unreasonable restraint of trade, the remaining undertaking or undertakings or the remaining part of such undertaking or undertakings shall continue in full force and effect and shall bind the Vendor or Datatec as the case may be.

        8.7 For the purposes of protecting the Retained Business and in consideration of the agreement of the Vendor to sell the Assets on the terms of this Agreement, the Purchaser undertakes to the Vendor that without the written consent of the Vendor the Purchaser shall not whether directly or indirectly and whether alone or in conjunction with, or on behalf of any other person and whether as a partner, shareholder, director, manager, consultant, agent or employee or in any other capacity whatsoever:

                8.7.1 for a period of 1 year immediately following the Transfer Date, canvass or solicit orders or facilitate the canvassing of or the soliciting of orders from any person who at any time during the 6 months immediately preceding the Transfer Date was:

                        8.7.1.1 a customer or client of the Retained Business;
                                or

                        8.7.1.2 negotiating for the supply by the Retained
                                Business of goods or services,

               where orders are for goods or services which are competitive with those supplied by the Retained Business at any time during the 6 months immediately preceding the Transfer Date and for the avoidance of doubt not goods or services supplied by the Business during such period.

                8.7.2 For a period of 1 year immediately following the Transfer Date, accept the custom of any person who at any time during the 6 months immediately preceding the Transfer Date was:

                        8.7.2.1 a customer or client of the Retained Business;
                                or

                        8.7.2.2 negotiating with the Retained Business for the
                                supply by the Business of goods or services,

               where the custom involves the supply of goods or services which are competitive with those supplied by the Retained Business at any time during the 6 months immediately preceding the Transfer Date and for the avoidance of doubt not goods or services supplied by the Business during such period

                8.7.3 For a period of 1 year immediately following the Transfer Date, canvass, solicit or entice away from the Business any employee of the Vendor at the Transfer Date (other than an Assumed Employee) who was employed in a managerial, supervisory, technical, sales or administrative post or any person who was a consultant to, the Retained Business at the Transfer Date or at any time during the Period of one month immediately preceding the transfer date;

                8.7.4 attempt or knowingly assist or procure any other person, to do any of the foregoing things.

        8.8 In consideration of the Vendor entering into this Agreement at the request of the Guarantor, the Guarantor undertakes to the Vendor that without the written consent of the Vendor, the Guarantor shall not and shall procure that no member of the Purchaser's Group shall, whether directly or indirectly, and whether alone or in conjunction with or on behalf of any other person and whether as partner, shareholder, director, manager, consultant, agent or employee or in any other capacity whatsoever act contrary to the provisions of clause 8.7 (on the basis that such clauses are set out in this clause).

        8.9 The Purchaser and the Guarantor acknowledge that each of the undertakings contained in clauses 8.7 and 8.8 is reasonable and for the proper protection of the Retained Business and further acknowledges that damages may not be an adequate remedy to the Vendor for breach of those undertakings.

        8.10 Each undertaking contained in clauses 8.7 and 8.8 shall be construed as a separate undertaking and if any one or more of such undertakings or any part of an undertaking is held to be against the public interest or unlawful in any way as an unreasonable restraint of trade, the remaining undertaking or undertakings or the remaining part of such undertaking or undertakings shall continue in full force and effect and shall bind the Purchaser and the Guarantor.

        8.11 The restrictions in clauses 8.7 and 8.8 shall cease to apply if the Vendor fails to satisfy a claim under this Agreement within 30 days of the agreement or determination of such claim by any order of a court of competent jurisdiction.

        8.12 The restrictions in clauses 8.1, 8.3, 8.7 and 8.8 shall only apply to the United Kingdom.

9       Book Debts

        9.1 Each party shall account to the other promptly for the payment of any debtor which is received by it and which is properly payable to the other.


        9.2 It is agreed that monies received in respect of debtors relating to the provision of access to the internet shall be applied firstly against invoices rendered by the Vendor in respect thereof unless the relevant debtor has raised a bona fide dispute in relation to the sums owing to the Vendor and provided also that where any debtor is a pre -payment of services to be provided after the Transfer Date, the relevant proportion of the debtor may be retained by the Purchaser pursuant to clause 12.1.

10      Contracts and other obligations

        10.1 Subject to clause 10.2, the Purchaser undertakes to the Vendor to carry out and complete, to the extent they remain unperformed at the Transfer Date, the Contracts after Completion and the Purchaser shall (subject to clause 10.2) indemnify and keep the Vendor indemnified against all losses, liabilities, costs, claims and demands arising in respect of the Contracts after the Transfer Date whether or not any agreement, consent or novation as mentioned in clause 11.1 has been obtained

        10.2 The Purchaser will have no liability for, or be required to perform any obligation arising out of any breach of any of the Contracts prior to the Transfer Date whether a breach by the Vendor or some other person provided that the Purchaser agrees to fulfil the obligations of the Vendor in respect of those breaches of the Contracts referred to in the disclosure against Warranty 11.3 in the Disclosure Letter (without any obligation to make any payment).

        10.3 Save where these are specifically assumed by the Purchaser under this Agreement the Vendor shall pay, satisfy and discharge all the Liabilities and (subject to clause 10.2) shall indemnify and keep indemnified the Purchaser in respect of the same.

        10.4 Nothing in this Agreement shall make the Purchaser liable in respect of anything done or omitted to be done prior to the Transfer Date other than as specifically stated in this Agreement.

        10.5 The Vendor will settle any sum outstanding in respect of the Tigris Router so as to give title to such asset to the Purchaser

11      Assignment and novation of contracts

        11.1 If the benefit of any of the Contracts cannot be assigned to the Purchaser except with the agreement or consent of a third party or that third party entering into a novation agreement then the Vendor and the Purchaser will each use their reasonable endeavours to procure such agreement, consent or novation (without any obligation to make a payment in respect thereof) .

        11.2 Unless and until the benefit of any Contract is assigned or novated, or where any of the Contracts is incapable of transfer by assignment to the Purchaser:

                11.2.1 the Vendor shall continue its corporate existence and shall hold the benefit of such Contract upon trust for the Purchaser absolutely and shall account to the Purchaser without any deduction for all sums and other benefits derived from such Contract and the Purchaser shall perform at its cost and risk the outstanding obligations (subject to clause 10.2) of the Vendor under any such Contract in accordance with its terms;

                11.2.2 the Vendor shall give all reasonable assistance to the Purchaser to enable it to enforce the rights of the Vendor under such Contract and shall at all times act with regard to the Contract in accordance with the Purchaser's reasonable instructions from time to time; and

                11.2.3 the Vendor shall not take any action in respect of such Contract without the prior written approval of the Purchaser such approval not to be unreasonably withheld or delayed.

12      Apportionments

        12.1 Subject to clause 12.2, the Vendor shall account to the Purchaser for all pre-payments made or to be made (but only as and when and to the extent received) by third parties to the Vendor in respect of the Business and the Assets save for such amounts which are attributable to obligations of the Vendor which have been wholly completed or discharged as at the Transfer Date and the Purchaser shall account to the Vendor for any sums received by the Purchaser for network services provided in respect of the Business prior to the Transfer Date.

        12.2 The Vendor shall account to the Purchaser in the amount of (pound)720 in respect of the Stable Express Services (as defined in the Disclosure Letter) and the Purchaser hereby acknowledges assumption by it of the obligation to perform such services.

        12.3 All periodic outgoings relating to, or payable, or accruing in respect of the Business down to and including the Transfer Date shall be borne by the Vendor and as from the Transfer Date shall be borne by the Purchaser. Such outgoings shall if necessary be apportioned accordingly provided that outgoings specifically referable to the extent of the user of any property or rights shall be apportioned accordingly to the extent of such user.

        12.4 Within 30 days from the Transfer Date an account shall be drawn up by the Purchaser and presented to the Vendor showing the calculations of what the Vendor or the Purchaser owes to the other under clauses 12.1, 12.2, 12.3 and 13.3.

        12.5 If the account is not agreed by the Vendor and the Purchaser within 10 business days of such presentation, either party may apply for an independent accountant nominated by the president for the time being of the Institute of Chartered Accountants in England and Wales to be appointed who shall give a decision based on representations of the Vendor and the Purchaser as to the amount which is owed in respect of the matters which ought to have been included within the account and such person shall act and expert and not as arbitrator and his or her decision shall be binding on the Vendor and the Purchaser save in the event of manifest error.

        12.6 Any payment required pursuant to the account prepared under clause 12.3 above shall be made within two business days of the agreement or determination of the amount due.

13      Employees

        13.1 The contracts of employment of the Assumed Employees shall be transferred to the Purchaser under the Regulations.

        13.2    The Vendor shall discharge and indemnify the Purchaser against:

                13.2.1 all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Retained Employees;

                13.2.2 all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Assumed Employees, caused by any act or omission by the Vendor prior to the Transfer Date.

        13.3 Responsibility for all salaries, wages, bonuses and other emoluments, all statutory contributions and all income tax deductible under PAYE for which the Vendor is accountable, all employer's contributions to the pension scheme(s) and all other employment costs and holiday pay in respect of the Assumed Employees and the Retained Employees in respect of or referable to the period ending on to the Transfer Date shall be the Vendor's if relating to any period prior to or including the Transfer Date whether or not due for payment at that date and shall be the Purchaser's after the Transfer Date and such responsibility shall be apportioned on a time basis.

14      Future trading

        14.1 The Vendor shall promptly refer to the Purchaser (on a non exclusive basis) all enquiries to the extent they relate to the Business including, without limitation, enquiries or orders for any stock, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Business, which the Vendor may receive after the Transfer Date:

                14.1.1 to the extent they are received from any person who is at the Transfer Date or was within 12 months prior to that date a customer of the Business whenever such enquiry is received; and

                14.1.2 in respect of enquiries relating to the Business received from any other person only if received within 3 months from the date of this Agreement.

        14.2 The Vendor shall promptly give notice to the Purchaser of any claims made by third parties against the Vendor in respect of any matter relating to the Business prior to the Transfer Date and the Vendor shall not take any steps in relation to any such matters which might reasonably be expected to damage the commercial interests of the Purchaser without prior notification to the Purchaser.

        14.3 For a period of 6 years after the Transfer Date each party shall preserve and make available to the other free of charge, all information and records (including the Records) generated prior to the date hereof which the other may reasonably require relating to the Business, and the Assets.

        14.4 For the period of ninety days following the Transfer Date (the "Access Period"):-

                14.4.1 the Purchaser grants to the Vendor the right to use the Computer System at the Premises free of charge for its own internal business purposes and, subject to clause
                        8.2 which shall apply to all information stored on the Computer System which is confidential, the Purchaser shall permit the Vendor full and unrestricted access during the Purchaser's normal business hours to use the Computer System for such purpose;

                14.4.2 the Vendor agrees to provide telephone and fax facilities in the form currently used by the Business to the Purchaser free of charge during the Vendor's normal business hours; and

                14.4.3 the Vendor will whilst the same are in its employ, provide the services of Simon Wardley and Andrew Mitchell in connection with the operation of the "Financial Software" on an as and when needed basis subject to the Purchaser giving notice of not less than 5 working days and sickness and holiday in respect of each of Simon Wardley and Andrew Mitchell at a cost of (pound)1,250 (plus VAT) per day per person.

                14.4.4 the Purchaser will control the domain name "webfactory.co.uk" and shall promptly redirect all e-mail addressed to the addresses listed as retained addresses in section 22 of the Disclosure Bundle to such e-mail address as the Vendor may from time to time notify.

        14.5 Neither the Purchaser nor the Vendor shall copy (save for the purposes of backups), process, transfer, corrupt or otherwise modify in any way or use for any purpose the other party's programs and data held on the Computer System from time to time and the Purchaser agrees that, upon expiry of the Access Period or at the Vendor's written request at any time, to cause any programs or data of the Vendor to be deleted from the Computer System.

        14.6 Save in respect of death or personal injury caused by the negligence of the Vendor or the Purchaser (as the case may be) neither the Vendor nor the Purchaser shall be liable to the other for any loss, damage, costs or expense arising from the relevant facility being interrupted, prevented, postponed, delayed, limited, inadequate or curtailed due to:

                14.6.1 such failure being outside the reasonable control of the relevant party or due to other unforeseen event, emergency or circumstance;

                14.6.2 good cause or routine or general maintenance, inspection, servicing, repair, renewal or replacement;

                14.6.3 emergency maintenance, inspection, servicing, repair, renewal or replacement and, save in respect of death or personal injury caused by negligence or damage caused by wilful default or gross negligence, the maximum liability of the Vendor and the Purchaser to the other in the provision of such facilities shall be (pound)100,000.

        14.7    The Vendor acknowledges and agrees that:

                14.7.1 the Vendor Accounts (or accurate and not misleading extracts from them) may be used by the Purchaser or the Purchaser's Group in connection with its returns filings and announcements in respect of securities law of the United States ("SEC Requirement") and the Vendor shall reasonably endeavour to procure the consent of the auditors of the Vendor for such purpose; and

                14.7.2 the Purchaser in particular (without limiting 14.3) may have access to any records of the Vendor which relate to the Business or the Retained Business for the purposes of preparing management accounts of the Business for the period of the Vendor Accounts and of preparing audited accounts of the Business in connection with any SEC Requirement for the period up to the date of this Agreement in both cases if and to the extent necessary to comply with any SEC Requirement and the Vendor shall reasonably promptly co-operate in the preparation of such accounts at its own cost (subject to payment of expenses properly incurred).

        14.8 Without prejudice to the other provisions of clause 14, the Vendor agrees and undertakes to provide (at its own cost) such assistance as is reasonably required by the Purchaser to enable the Purchaser to produce management accounts for the period from 1 April 1999 to the date of this Agreement.

15      Value added tax

        15.1 All amounts expressed in this Agreement as being payable by or to the Purchaser are expressed exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto subject as hereinafter provided.

        15.2 The Vendor and the Purchaser shall use all reasonable endeavours to ensure that the provisions of article 5 of the Value Added Tax (Special Provisions) Order 1995 apply to the sale and purchase of the Business and the Assets.

        15.3 The Vendor and the Purchaser shall as soon as reasonably practicable after the Transfer Date each give notice of the sale and purchase to H M Customs and Excise andthe Vendor shall be entitled to request that all records referred to in section 49(1) of the Value Added Tax Act 1994 be retained by the Vendor and the Vendor hereby undertakes to preserve such records for such period as may be required by law and shall during that period afford reasonable access to them free of charge at the request of the Purchaser.

        15.4 If H M Customs and Excise determine that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them then the Vendor shall promptly notify the Purchaser of such determination and the Purchaser agrees that such value added tax shall be in addition to the Consideration and the Purchaser shall (against production by the Vendor of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Vendor but such payment shall be without prejudice to the right of the Purchaser under this Agreement to call upon the Vendor to make or join an appeal against the aforesaid determination subject to the provisions of clause 15.5.

        15.5 The Purchaser at its sole discretion (but after consultation with the Vendor) may within twenty Business Days of notification by the Vendor of a determination having been made by H M Customs and Excise dispute that determination or request the Vendor to dispute or join with the Purchaser or any other person in disputing that determination, including the making of a formal appeal to the Value Added Tax Tribunals and such higher court of law as may subsequently be required to reach a decision on the dispute and the Vendor shall promptly comply with any reasonable request but shall not be obliged to take any action under this clause unless the

                Purchaser shall indemnify it against all reasonable costs and expenses so incurred.

        15.6 The Purchaser shall indemnify the Vendor against any penalty, surcharge, fine or interest incurred by the Vendor in respect of any late payment of VAT payable in respect of the Consideration which arises up to the period of 4 business days after the VAT is paid to the Vendor in cleared funds.

        15.7 All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Vendor in connection with the Business prior to the Transfer Date, and all interest and penalties attributable to it, shall be paid to H M Customs and Excise by the Vendor and the Vendor shall be entitled to receive and to retain for its own benefit all reimbursement or credit from H M Customs and Excise for value added tax borne by the Vendor on goods and services supplied to the Vendor prior to the Transfer Date and any payments received in respect of value added tax overpaid to H M Customs and Excise prior thereto.

16      Licence Indemnity

[Not used.]

17      Guarantee

        17.1 All obligations contained in or relating from the execution of this Agreement on the part of the Guarantor and the Purchaser shall be construed and take effect as joint and several obligations and any benefits contained in this Agreement in favour of them shall be construed and take effect as conferred on each of them collectively and individually.

        17.2    The Guarantor unconditionally and irrevocably:

                17.2.1 guarantees to the Vendor as principal obligor and not merely as surety the due and punctual performance by the Purchaser of all obligations of the Purchaser arising under this Agreement for which the Guarantor is not primarily liable or jointly liable with the Purchaser; and

                17.2.2 acknowledges and agrees that the Vendor may enforce its rights under this Agreement without first having recourse to any rights it may have or taking any steps or proceedings against the Purchaser.

        17.3 The obligations of the Guarantor under clause 17.2 of this Agreement are continuing obligations and shall not be affected discharged or diminished by and the Guarantor shall perform such obligations notwithstanding that:

                17.3.1 any obligation of the Purchaser may be void, voidable or unenforceable;

                17.3.2 any intermediate payment or settlement of account by or the insolvency of or analogous proceedings relating to the Purchaser;

                17.3.3 the granting of any time or indulgence or any extension to the Purchaser or by any failure by the Vendor to pursue any remedies or rights against the Purchaser or any modification or variation agreed by the Vendor with the Purchaser from time to time (unless in writing);

                17.3.4 the Vendor giving up dealing with varying or abstaining from perfecting or enforcing any security held by the Vendor; or

                17.3.5 any arrangement, matter or fact or circumstances which might otherwise operate to discharge or diminish the liability of or otherwise provide a defence to a surety (other than any arrangement, matter or fact or circumstance which is available to the Purchaser).

18      Costs

Each party hereto shall pay its own costs and expenses of and incidental to the negotiation preparation and execution of this Agreement and all documents ancillary to this Agreement, except where otherwise expressly stated in this Agreement.

19      Announcements

Save for the announcement in the Agreed Form or an announcement (including to customers clients or suppliers of the Business by the Purchaser or of the Retained Business by the Vendor) merely of the fact that the Purchaser has acquired the Business, no announcements concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement shall (save as required by law) be made by the Vendor except with the prior written consent of the Purchaser or by the Purchaser except with the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed)

20      Notices

        20.1 In order to be effective, any notice, demand or other communication to be served under or pursuant to this Agreement shall be in writing and shall be served upon any party to this Agreement by:

                20.1.1  posting by first class post (for inland mail); or

                20.1.2  posting by airmail (for overseas mail); or

                20.1.3  delivery by hand; or

                20.1.4  facsimile transmission

to the party to be served at its address or facsimile number given below or at such other address or number in the United Kingdom as it may from time to time notify in writing to the other parties to this Agreement as being the recipient's address or number for service provided that it may (at the option of the sender) in any event be addressed to the recipient's registered office:

Vendor:                         The Web Factory Limited

Address: APV Building, Speedwell Road, Partohouse Industrial Estate, Newcastle Staffordshire ST5 7RG

Facsimile number:               01782 858586

Marked for the attention of:    Andrew Morphet with a copy to Vendors
                                Solicitors, fax number 01782 202040, marked for the attention of Peter Ellis

Purchaser:                      Castlegate 133 Limited

Address:                        One Penn Plaza
                                New York
                                New York 10019

Facsimile Number:               001 (212) 643 1997

Marked for the attention of:    Byron Lerner

Guarantor:                      Teltran International Group Limited

Address:                        One Penn Plaza, New York, New York 10019

Facsimile Number:               001 (212) 643 1997

Marked for the attention of:    Byron Lerner

With a copy to:                 Parker Duryee Rosoff & Haft
                                529 Fifth Avenue, New York, New York 10017

Facsimile Number:               001 (212) 972 9487

Marked for the attention of:    Michael DiGiovanna

but so that any notice served by facsimile transmission shall be confirmed by the sender in writing served not later than the second Business Day after the date of the facsimile transmission.

        20.2 A notice or demand given in accordance with this clause shall be deemed to have been given or made on the following days:

                20.2.1 if served by hand shall be deemed duly served when left at the address for service unless such delivery occurs on a day which is not a Business Day or after 5pm on a Business Day, in which case it shall be deemed duly served on the next following Business Day;

                20.2.2 if served by inland mail it shall be deemed duly served on the second Business Day or if by overseas mail the fifth Business Day after posting; or

                20.2.3 if sent by facsimile transmission it shall be deemed to have been served at the time of transmission (unless such transmission occurs on a day which is not a Business Day or after 5 pm on a Business Day in which case service will be deemed to occur on the next following Business Day), and in proving service of the same it shall be sufficient to prove, in the case of a letter, that such letter
                was properly stamped or franked first class or airmail (as relevant) addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was transmitted to the facsimile number of the addressee referred to above.

21      General

        21.1 This Agreement shall be binding on and shall continue for the benefit of each party's successors. . Save as aforesaid this Agreement shall not be assignable.

        21.2 Notwithstanding Completion each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

        21.3 None of the rights of any party arising out of this Agreement shall be varied or restricted by the giving of any time or other indulgence to any person but shall only be affected by a specific waiver or release by the relevant party and any such waiver or release shall be specific to the matters to which it relates, shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

        21.4 All the rights and remedies expressly provided for by this Agreement shall not exclude any rights or remedies provided by law.

        21.5 This Agreement may be executed in any number of counterparts by the different parties hereto or on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall constitute one and the same instrument.

        21.6 Any variation of this Agreement shall be binding only if it is recorded in a written document signed by or on behalf of all the parties.

22      Governing Law

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

23      Entire Agreement

This Agreement (and the documents entered into pursuant to this Agreement) embodies the entire understanding of the parties hereto and the Purchaser declares (and the Vendor acknowledges) that the Purchaser is relying on no other warranties, representations, covenants, undertaking, indemnities or other statements whatsoever, other than those expressly set out in this Agreement or any documents entered into pursuant to this Agreement.

IN WITNESS of these matters this document has been executed as a deed and delivered on the date set out at the beginning of this Agreement.

                                   SCHEDULE 1

                           Allocation of Consideration

The Consideration shall be apportioned among the Assets as follows:-

                                                                 (pound)

1.     Plant                                              (pound)299,994

2.     Claims                                                       1.00

3.     The benefit of the Contracts                                 1.00

4.     Goodwill                                              (pound)1.00

5.     Intellectual   Property  Rights                              1.00
       (other  than  the Financial Software
       and Registered Trade Marks)

6.     The Computer System                                          1.00

7.     Records                                                      1.00

8.     Registered Trade Marks                                      5,000

9.     The Financial Software
                                                     (pound)2,695,000.00
                                                     -------------------
       Total                                         (pound)3,000,000.00

                                   SCHEDULE 2

                                   Warranties


1       Assets: General

        1.1     The Assets:

1.1.1   are situate at the Premises;

1.1.2   not the subject of any dispute;

1.1.3 in the case of the Plant and the Computer System comprise all the assets of that nature used in the Business in the 12 months prior to the Transfer Date;

1.1.4 in the case of the Intellectual Property Rights, comprise all the intellectual property rights used in the Business as carried on at the Transfer Date

1.1.5 are not surplus to requirements of the Business and are owned absolutely by the Vendor free from any Encumbrance.

        1.2 All deeds and documents which show or affect in any way the right, title or interest of the Vendor in or to any of the Assets which are in its possession or direct control are included in the Records

2       Book Debts

        2.1 An accurate schedule of the Book Debts as at the Transfer Date is included in the Schedule and the Book Debts are all the outstanding debtors of the Business.

        2.2 None of the Book Debts have been outstanding for more than 90 days from its due date of payment.

        2.3     None of the Book Debts are the subject of any dispute.

3       Plant

        3.1 The Plant is in a good and safe state of repair and condition and satisfactory working order .

        3.2 An accurate Schedule of the Plant is included in the Disclosure Letter.

4       Computer System

        4.1 Full details of all elements of the Computer System, including all licences and service agreements are set out in the Disclosure Letter.

        4.2     The Computer System:

                4.2.1 is so far as the Vendor is aware free from any material defect and is fulfilling the present requirements of the Business as carried on at the Transfer Date;

                4.2.2 has such security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel as the Vendor considers necessary in place to ensure:

                        4.2.2.1 that breaches of security, errors and breakdowns
                                are kept to a minimum; and

                        4.2.2.2 that the Computer System is year 2000 compliant.

        4.3 The acquisition of the Business by the Purchaser shall not affect the rights of the Purchaser to have full and unrestricted access to use each element of the Computer System in the manner in which such element has been used prior to Completion. Such rights of access shall not be subject to the grant of any additional rights and/or the use of any element of the Computer System on a shared basis with the Vendor or an other member of the Vendor's Group and/or any third party.

        4.4 The Vendor is not in breach of any arrangements pursuant to which any element of the Computer System has been made available by any third party. In addition, the Vendor has not received notice of and is not aware of any circumstances which would enable any third party to terminate such arrangements.

        4.5 In paragraph 4.2.2 "year 2000 compliant" means the ability for the continued normal use of the Computer System such that neither the performance nor the functionality of the Computer System will be affected by any changes to the date format caused by the advent of the year 2000. In particular:

                4.5.1 year 2000 compliant shall mean that no value for current date will cause any interruption of the Computer System;

                4.5.2 all manipulations of time-related data will produce the desired results for all valid date values within the application domain and in combination with other products, prior to, through and beyond the Year 2000 and no part of the Computer System shall use date values for special meanings;

                4.5.3 date elements in interfaces and data storage will permit specifying the century to eliminate date ambiguity without human intervention, including leap year calculations;

                4.5.4 where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element;

                4.5.5   year 2000 shall be identified as a leap year.

5       Intellectual Property

        5.1 All Intellectual Property Rights are in full force and effect and are vested in and beneficially owned by the Vendor free from any Encumbrance and, without limitation, free from all claims or rights of employees, agents, consultants, customers, licencees or other parties involved in the development creation documentation marketing maintenance enhancement or licencing of such Intellectual Property Rights.

        5.2 Details of all registered Intellectual Property Rights, all Software, and all other Intellectual Property Rights considered by the Vendors to be material to the Business and any applications to register Intellectual Property Rights are contained in Schedule 4 or in the Disclosure Letter.

        5.3 No person has been authorised by the Vendor to use any Intellectual Property Rights owned or used by the Vendor.

        5.4 The Disclosure Letter has copies annexed to it or contains full details of all licences and other agreements relating to Intellectual Property Rights to which the Vendor is a party. Such agreements are valid, subsisting and enforceable in accordance with their terms and the Vendor is not in breach of any of their provisions.

        5.5 The Business is not carried on in such a way as to infringe any intellectual property rights or moral rights of any person.

        5.6 To the knowledge information or belief of the Vendor there has not been any infringement by another party of the Intellectual Property Rights.

        5.7 So far as the Vendor is aware none of the Intellectual Property Rights are being (or are threatened to be) used, claimed, opposed or attacked by any person or are subject to any claim or potential claim for compensation pursuant to sections 40 and 41 of the Patents Act 1977 or otherwise.

        5.8 Where an Intellectual Property Right has been registered, the Vendor is registered as sole proprietor.

        5.9 To the information, knowledge or belief of the Vendor there is no breach of the terms of the authorisations or agreements referred to in paragraphs 5.3 and 5.4 by any of the other parties thereto and the Vendor is not in breach of the terms of the authorisations or agreements.

        5.10 The Vendor has not (except in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser the source code in the software or any of the information contained in the Records.

        5.11 The Software owned by the Vendor is not dependant on any Software licence to the Vendor in order to operate effectively

        5.12 The source code for all Software is documentated to an extent to allow the Purchaser (with reasonably experienced and trained personnel) to utilise the Software without the knowledge information or assistance of the Vendor, the Assumed Employees or any other person.

6       Premises

 [Not used]

7       Records

 The Records:

        7.1 have been, properly maintained on a consistent basis and are up to date and contain true and accurate records of all aspects of the Business and the Assets to which they relate and of all matters required by law to be entered in them;

        7.2 give a true and fair view of the contractual and trading position of the Business and of its fixed and current assets and liabilities (actual and contingent) and debtors and creditors .

8       Business Accounts

The Business Accounts accurately show (within 5% in aggregate) invoices in respect of sales issued during and expenditure incurred during the period to which the Business Accounts relate

9       Employees

        9.1     The Disclosure Letter contains details of:

                9.1.1 the identities, dates of commencement of employment (or appointment to office) dates of birth, remuneration and job title of each of the Assumed Employees;

                9.1.2 the written terms of all existing contracts with each of the Assumed Employees;

                9.1.3 the terms of all consultancy agreements relating to the Business.

        9.2 The Vendor has no outstanding liability to any Assumed Employees except for salary which has accrued in respect of the calendar month in which this Agreement is executed or for business expenses incurred during the same month.

        9.3 There are no agreements or other arrangements (whether or not legally binding) between the Vendor and any trade union or other body representing the Assumed Employees.

        9.4 There is no agreement or understanding (contractual or otherwise) between the Vendor and any Assumed Employee with respect to:

                9.4.1   his or her employment;

                9.4.2   ceasing to be employed; or

                9.4.3   retirement

        which is not included in the written terms of that employee's employment or previous employment (as the case may be).

        9.5 Since 31st December 1999, no change has been made in the terms of employment of any Assumed Employee.

        9.6 No negotiations for any increase in the emoluments or benefits of any Assumed Employee are current or are expected to take place within the next three months.

        9.7 The subsisting contracts of each of the Assumed Employees is terminable by the Vendor without compensation (other than under the Employment Rights Act 1996) by giving the minimum period of notice specified in section 86 of that Act.

        9.8 There is not and has not within the twelve months preceding the date of this Agreement been, any industrial dispute involving persons engaged in the Business and there are no facts which suggest that there may be an industrial dispute involving the Assumed Employees.

        9.9 The Disclosure Letter contains details of any claims made by any person employed in the Business in the 3 years prior to the date of this Agreement for compensation for alleged injury or illness caused in the course of employment in the Business whether with the Vendor or a previous owner of the Business.

        9.10 The Vendor has not established, nor has expressed an intention to establish, any share or share option scheme or arrangement, or profit sharing bonus, commission, or other incentive scheme for all or any of the Assumed Employees.

        9.11 There is no early retirement scheme applicable to any Assumed Employee.

        9.12 None of the products or services supplied by the Business are produced or provided by outworkers.

        9.13 The Vendor has not acquired any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply, or may apply, thereto which is being sold pursuant to this Agreement as part of the Business.

        9.14 The Disclosure Letter contains a list of all the Retained Employees and all other individuals who have worked in the Business in the period of 6 months immediately prior to the Transfer Date.

        9.15 The Disclosure Letter contains full details of all redundancies and dismissals made by the Vendor in the six months period prior to Completion.

10      Pensions

There are no agreements, arrangements, customs or practices (whether legally enforceable or not) in operation at the date of this Agreement for the payment of or contribution towards any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the Assumed Employees or for the benefit of the dependants of any such persons, nor has any proposal been announced to establish any such agreement or arrangement.

11      Contracts and Customers

        11.1 The Contracts are the only contracts outstanding in respect of the Business and the terms of all the Contracts are set out in the Disclosure Letter.

        11.2 The Vendor is not party to any Contract where notice of termination has been given or received by the Vendor or which the Vendor has reason to believe may be terminated (or not renewed on any renewal date or the expiry of a fixed term) by any other party to it.

        11.3 The Vendor is not in breach of any Contract, and so far as the Vendor is aware no other party is in breach of any Contract, and to the knowledge, information and belief of the Vendor there are no grounds existing at the Transfer Date for the termination, rescission, avoidance or repudiation of any Contract by the Vendor or any other party to any Contract.

        11.4 No offer, quote or tender given or made by the Vendor in relation to the Business on or before the date of this Agreement is capable of giving rise to a contract by the unilateral act of a third party.

        11.5 The Vendor has not waived nor has any other party waived its rights under the Contracts.

        11.6 In the period of twelve months prior to the date of this Agreement, no substantial customer or supplier (in each case attributing more than 5% of revenue or expenditure in the last financial year (as the case may be) of the Business:

                11.6.1  has ceased to trade with the Business;

                11.6.2 has materially reduced the amount of business which it carries on with the Business; or

                11.6.3 has materially changed the terms on which it carries on trade with the Business,

        and no indication has been received by the Vendor that there will or may be any such cessation, reduction or change.

        11.7 In the 12 month period prior to the Transfer date there have been no arrangements and understandings (whether legally enforceable or not) between the Vendor and any person connected with the Vendor relating to the management or operation of the Business or the letting of any of the Assets or the provision of finance, goods, services or other facilities to or by the Vendor or otherwise in any way relating to the Business or the Assets.

12      Insolvency

        12.1 No order has been made or petition presented or resolution passed for the winding up of the Vendor or for an administration order in respect of the Vendor and neither has the Vendor made, nor is it in the process of negotiating, any composition with its creditors.

        12.2 No administrative receiver supervisor, receiver and/or manager has been appointed to the Business or the Assets or any part thereof.

        12.3 No distress, execution or other process which remains undischarged has been levied on the Business or the Assets.

        12.4 The Vendor is not aware of any facts which could give rise to a material possibility that any of the events or circumstances referred to in paragraphs 12.1 to 12.3 will take place.

13      Legal Compliance

        13.1 So far as the Vendor is aware neither the Vendor, nor any of its officers, agents or employees (during the course of their duties in relation to the Business) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any act, order, regulation or the like in the United Kingdom or elsewhere which is punishable by fine or other penalty or could give rise to proceedings or other liability in relation to the Business or any of the Assets.

        13.2 So far as the Vendor is awarethere has not been within the six years prior to the date of this Agreement and there is not pending or in existence any investigation or enquiry by, or on behalf of, any governmental or other body into the affairs of the Business.

14      Licences

The Vendor has the licences and consents set out in the Disclosure Letter required from any governmental or local or similar body for carrying on the Business and is not in breach of the terms or conditions of such licences and consents and, so far as the Vendors are aware, there are no pending or threatened proceedings which might in any way affect such licences and consents. To the knowledge, information and belief of the Vendor the Vendor has all licences and consents required for carrying on the Business and there is no reason why any of the licences or consents it does have should be suspended, threatened or revoked or be invalid and there is no requirement for special arrangement or expense in transferring any of them. The Disclosure Letter contains copies of all such licences and consents held by the Vendor.

15      Default

In carrying on the Business the Vendor has not , sold or supplied any services which were in any respect defective or which did not comply with any warranties or representations, expressly or impliedly made by it, or with customers' specifications or with all applicable statutes, regulations, orders or standards.

16      Litigation

        16.1 Apart from normal debt collection for amounts not exceeding an aggregate of(pound)5,000, neither the Vendor, nor any person for whose acts or defaults in the matter the Vendor may be contractually or vicariously liable, is involved in any civil or criminal litigation or arbitration proceedings or reference of any dispute or disagreement to an expert which affects the Business and to the knowledge, information and belief of the Vendor no such proceedings or reference are pending or threatened and there are no facts likely to give rise to such proceedings arbitration or reference.

        16.2 In relation to the Business there is no unsatisfied judgment or unfulfilled order outstanding against the Vendor and the Vendor is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

17      Events since 31st March 1999

Since the 31st March 1999:

        17.1 the Business has been carried on in the ordinary and usual course and in the same manner, including nature and scope, as in the financial year ended on the Accounts Date;

        17.2 there has been no material adverse change in the trading position (or the prospects of the Business) and there has been no decrease in turnover or (in the opinion of the Vendor in the gross or net profits margins), or in liabilities (actual or contingent) or expenses (direct or indirect) of the Business as compared with the corresponding months in the financial year ended on 31st March 1999

        17.3 the Business has not been adversely affected by the loss of any contract or customer or source or supply or by any other factor not affecting similar businesses to a like extent;

        17.4 no capital expenditure has been incurred in respect of the Business and in particular, without limitation, no capital asset having a value in excess of (pound)10,000 or capital assets having an aggregate value in excess of (pound)10,000 have been acquired or been agreed to be acquired;

        17.5 the Vendor has not disposed of or agreed to dispose of, any capital asset which has been used in the Business either included in the Accounts at a value in excess of (pound)10,000 or acquired since the Accounts Date;

18      Taxation

        18.1 No assets to be transferred to the Purchaser pursuant to this Agreement are capital items for the purposes


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


                of Part XV of the Value Added Tax Regulations 1995 (S.I. 2518) in respect of which the period of adjustment (as there defined) has not expired and that all adjustments required to be made pursuant to the said Part on or before the date hereof have been made and declared to H M Customs and Excise in the appropriate manner.

        18.2 The Vendor has not made any election pursuant to the provisions of paragraph 2 Schedule 10 Value Added Tax Act 1994 in respect of any land or buildings transferred hereunder.

        18.3 All documents which are required to be stamped and which relate to the Assets have been duly stamped.

19      Effects of this Agreement

The Vendor has received no indication that following the acquisition of the Business any of its suppliers and customers will cease to deal, or materially change its terms of dealing, with the Purchaser.

20      Liabilities

Full and accurate details of all the trade creditors of the Business as at the Transfer Date is included in the Disclosure Letter.

21      Capacity

The Vendor has the necessary power and authority to enter into and perform this Agreement and sell and transfer the Assets or procure the transfer of the Assets and this Agreement constitutes valid and binding obligations of the Vendor in accordance with its terms.


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


                                   SCHEDULE 3

                   Provisions regarding Deferred Consideration

In the event of any part of the Deferred Consideration being paid into a retention account (the "Escrow Account") pursuant to clause 3.4, then that part of the Deferred Consideration shall be paid by the Purchaser to the Purchaser's Solicitors and the Vendor's Solicitors (the "Escrow Account Holders") who shall be irrevocably instructed by the Vendor and the Purchaser:-

1. to place the Deferred Consideration in a deposit account in the name of the Escrow Account Holders with National Westminster Bank plc and, subject to paragraphs 2 and 5, to retain the same in such account;

2. If at any time or from time to time the Escrow Account Holders shall receive notice from the Purchaser stating that any claim for compensation, indemnity or abatement has been made by the Purchaser under this Agreement to pay to the Purchaser any amount admitted by the Vendors or awarded by a final order of any court or competent authority (including costs which may be admitted or awarded in favour of the Purchaser) and/or (as the case may be) retain the amount in dispute pending the determination or award in respect of the claim and, subject thereto, to pay the balance of the Deferred Consideration to the Vendor's Solicitors or as the Vendor or the Purchaser may jointly instruct in writing;

3. to pay any interest received by the Escrow Account Holders on the Deferred Consideration (less any tax thereon for which the Escrow Account Holders may be accountable and any charges and expenses incurred by the Escrow Account Holders) to the Vendor's and/or to the Purchaser in


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


        proportion to the amounts paid to them under this Schedule.

4. a final order for the purposes of this Schedule 3 is an order from which there is no right of appeal or in respect of which any right of appeal has expired

5. In respect of any relevant claim which ceases to be a claim because of the operation of clause 7.8.3 of this Agreement, the Escrow Account Holders shall pay the amount claimed in respect of such claim (subject to retention of amounts in respect of all other claims) to the Vendor


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


                                   SCHEDULE 4

                                    Software


"PDM 2000"

"PDM 2000" is an internet based bespoke business application developed to deliver the most comprehensive information available for both the private investor and the independent financial advisor.

"PDM 2000" is modular in design and receives data feeds from information vendors (under contract) to create and deliver financial information via the internet. For a more detailed specification see document 29 of the Disclosure Bundle



"ShareTracker"

"ShareTracker" is an internet based financial report service and e-commerce transaction service based upon the same database as "PDM 2000". "ShareTracker" delivers reports to users on a pay and receive basis. For a more detailed specification see document 30of the Disclosure Bundle.


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


EXECUTED AS A DEED by        )
                             )
THE WEB FACTORY LIMITED      )
                             )
acting by
                                  Director  /s/
                                           ------------------------------


                             Secretary/Director  /s/
                                                 ------------------------------



EXECUTED AS A DEED by        )
                             )
CASTLEGATE 133 LIMITED       )
                             )
acting by
                                  Director  /s/
                                            ------------------------------

                             Secretary/Director /s/
                                                -------------------------------





EXECUTED by                  )
                             )
TELTRAN INTERNATIONAL        )
                             )
GROUP LIMITED                )
                             )
acting by its duly authorised)
                             )
representative               )


EXECUTED by                  )
                             )
DATATEC LIMITED              )
                             )
acting by
                                  Director  /s/
                                            ------------------------------

                             Secretary/Director  /s/
                                                 ------------------------------


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